EXHIBIT 10.2

TELEGLOBE INTERNATIONAL HOLDINGS LTD

ANNUAL INCENTIVE PLAN FOR EXECUTIVES

1. Purpose.

The principal purpose of the Teleglobe International Holdings Ltd Annual Incentive Plan (the “Plan”) for Executives is to advance the interests of Teleglobe International Holdings Ltd (the “Company” or “Teleglobe”) and its subsidiaries by providing for annual incentive compensation for executives of the Company and its subsidiaries who are designated as participants in the Plan by the Compensation Committee of the Board of Directors from time to time in the manner hereinafter provided, so as to attract and retain such individuals, make their compensation competitive and provide them with an incentive to strive to achieve the Company’s financial and other business objectives.

The program is designed so that each Participant in the Plan shall be eligible to receive a Target Incentive Award, if any, for the Plan Period as may be payable pursuant to the performance criteria approved by the Compensation Committee of Teleglobe in consultation with the Chief Executive Officer (other than any decision with the respect to the CEO’s Target Incentive Award).

The Plan measures performance using the actual achievement of the defined corporate performance objectives.

The Plan defines the conditions and the method of paying annual incentive compensation to the Company’s Executives of the business worldwide that do not participate in another plan.

2. Definitions.

As used in the Plan and any Exhibits to the Plan, the following terms have the meaning stated below:

“Affiliate,” means a company that directly or indirectly controls, is controlled or is under common control with Teleglobe, and has adopted the Plan with the approval of Teleglobe. A company “controls” another company if it holds or is beneficially entitled to hold, directly or indirectly, other than by way of security interest only, more than 50% of the voting rights, income or capital.

“Board of Directors” or “Board” means the Board of Directors of Teleglobe.

“CEO” means the Chief Executive Officer of Teleglobe.

“Company” means Teleglobe and any Affiliate.

“Compensation Committee” or “Committee” means the committee of the Board appointed to discharge the Board’s responsibilities relating to the directors, executive officers, and employees compensation and employment benefit plans, policies and programs of the Company.

“Disability” means “totally disabled” as defined in the applicable Company’s long-term disability insurance plan, as from time to time in effect.

“Executive” means an individual who is actively employed by the Company on a full-time basis during the Plan Period as determined by the Compensation Committee from time to time. Executives who participate in another Teleglobe plan and are not designated as participants in the Plan by the Compensation Committee will not be eligible to receive awards under this Plan.

“Executive Officer” means any Participant who has been designated by the Board of Directors as an executive officer pursuant to Rule 3b-7 under the Securities and Exchange Act of 1934, as amended.

“Incentive Compensation Award” means the award to be paid to a Participant based on the Participant’s Target Incentive Award and the Company’s business achievement factors, as determined by the Compensation Committee annually.

“Not Actively Employed” means the earlier of:

(a) The date on which the Company gives to the Employee notice of termination (whether or not for cause);

(b) The date of termination of employment (whether or not for cause); or

(c) The date on which salary continuation or severance pay commences under any severance plan or policy of the Company.

“Participant” means any Executive who is eligible for a Target Incentive Award and employed before November 1 of each year with payment of the Incentive Compensation Award, if any, made during the first quarter of the following year(excluding any executive who participates in a sales incentive compensation plan sponsored by a Company or an Affiliate). The definition of “Participant” may be modified to include special provisions describe in an individual retention or employment agreement.

“Performance Goal(s)” shall mean the criteria and objectives, which must be met during the Plan Period as a condition of the Participant’s receipt of payment with respect to a Target Incentive Award.

“Target Incentive Award” means the applicable amount set for each Participant in accordance with the applicable company’s compensation structure; the payment of any such award shall be contingent upon the attainment of business Performance Goals with respect to the Plan Period.

“Teleglobe” means Teleglobe International Holdings Ltd.

3. Target Incentive Awards.

Target Incentive Awards will be set for each Participant in accordance with the applicable Company’s compensation structure.

4. Performance Measurement and Award Determination.

The Compensation Committee of the Board of Directors will approve the business achievement factors for the Plan Period, the method of measuring performance and the corresponding payout formula for awards under the Plan. Performance will be measured as a percentage of the actual business achievement against the financial target for the Plan Period as determined by the Compensation Committee from time to time.

The Incentive Compensation Award to be paid a Participant shall not exceed 200% of each Participant’s Target Incentive Award; provided that the Incentive Compensation Award for the CEO shall not exceed 100% of his Target Incentive Award.

The CEO (with respect to Participants who are not Executive Officers) and the Compensation Committee (with respect to Executive Officers) may, in their respective sole discretion, (i) award or increase the amount of Target Incentive Award payable to one or more Participants even though not earned in accordance with the Performance Goals established or (ii) decrease the amount of Target Incentive Award otherwise payable to one or more Participants even though earned in accordance with the Performance Goals.

5. Death or Retirement.

If a Participant’s employment terminates due to (i) death, (ii) retirement at the age of 55 or older with at least 10 years of service with the Company or an affiliate, (iii) eligible to receive Teleglobe retirement benefits (more than 30 years of service), the Participant will be entitled to a prorated Incentive Compensation Award equal to what he or she would have been entitled to receive as a Participant up to the date of the Participant’s death or retirement.

6. Leaves of Absence and Disability.

If a Participant is on short or long term disability or a leave of absence in excess of 60 working days during the relevant period, the period of absence over 60 days will not be included in the Incentive Compensation Award calculation and the Incentive Compensation Award paid will be prorated. The CEO and the Compensation Committee may, in their respective sole discretion, modify the period.

7. Plan Provision

The Company will establish a provision to accrue Incentive Compensation Awards to be paid at the end of the period. The provision will generally be sufficient to cover Incentive Compensation Awards at 100% of achievement. The CEO will periodically review Company performance with the Chief Financial Officer and make adjustments to such provision as necessary to ensure the adequacy of the provision to cover the accrual for the Incentive Compensation Awards.

8. Participant’s Interest.

A Participant’s interest in any Target Incentive Award hereunder shall at all times be reflected on the Company’s books as a general unsecured and unfunded obligation of the Company subject to the terms and conditions of the Plan. The Plan shall not give any person any right or security interest in any asset of the Company or any fund in which any deferred payment is deemed invested. The Company, the Committee and the Board shall not be responsible for the adequacy of the general assets of the Company to discharge the payment of its obligations hereunder. In addition, the Company shall not be required to reserve or set aside funds therefore.

9. Participant’s Rights.

Nothing contained in the Plan shall confer upon any Participant any right to be continued in the employ of the Company or any of its Affiliates or interfere in any way with the right of the Company or any of its Affiliates to terminate a Participant’s employment at any time, unless superceded by the laws of jurisdiction where the employee resides.

10. Amendment/Termination.

The Compensation Committee may in its sole discretion terminate or amend the Plan from time to time without liability to pay incentive compensation under the Plan, unless otherwise specified in the employment contract of an Executive.

11. Non-Alienation of Benefits/Benefits Designation.

All rights and benefits under the Plan are personal to the Participant and neither the Plan nor any right or interest of a Participant or any other person arising under the Plan is subject to voluntary or involuntary alienation, sale, transfer, or assignment.

12. Plan Administration.

The Plan will be administered by the Compensation Committee or, if the name of the Compensation Committee is changed, the Plan will be administered by such successor committee. For all Executives other than Executive Officers, the Compensation Committee may delegate all or a portion of its responsibilities within its sole discretion by resolution to the CEO. Any reference in this Plan to the Committee or its authority will be deemed to include the CEO (other than with respect to Executive Officers). From time to time, the CEO may delegate the administration of the Plan to one or more executives of the Company. The interpretation and construction of the provisions of the Plan by the Compensation Committee and/or the CEO will be final and binding.

The Committee will have the right to interpret the terms and provisions of the Plan and to determine any and all questions arising under the Plan, including, without limitation, the right to remedy possible ambiguities, inconsistencies, or omissions by a general rule or particular decision. The Committee will have authority to adopt, amend and rescind rules consistent with the Plan, to make exceptions in particular cases to the rules of eligibility for participation in the Plan (except with respect to Executive Officers), and to delegate authority for approval of participation of any Executive except for Executive Officers. The Committee will take all necessary action to establish annual Performance Benchmarks and approve the timing of payments, as necessary.

Any determination by the Committee of the financial targets including but not limited to EBIDTA, year end cash balance, any other performance measure, and the level and entitlement to Incentive Compensation Awards, and any interpretation, rule, or decision adopted by the Committee under the Plan or in carrying out or administering the Plan, will be final and binding for all purposes and upon all interested persons, their heirs, and personal representatives. The Committee may rely conclusively on determinations made by the Company and its auditors to determine EBITDA, year end cash balance, any other performance measure and related information for administration of the Plan, whether such information is determined by the Company, auditors or a third-party vendor engaged specifically to provide such information to the Company. This subsection is not intended to limit the Committee’s power, to the extent it deems proper in its discretion, to take any action permitted under the Plan.

All expenses incurred in the administration of the Plan will be borne by the Company.

The Plan and decisions made pursuant to the Plan will be construed under and governed by the laws of the Commonwealth of Virginia for employees located in the United States, the laws of the Province of residence for employees located in Canada and the laws of the country of residence for employees outside the U.S. and Canada.

13. Distribution of Incentive Compensation Awards.

The Company will pay to each Participant the amount of Incentive Compensation Award earned by the Participant, after deducting from the Participant’s Incentive Compensation Award all required federal, state, provincial, local or other withholding taxes, amounts required to be withheld by law or amounts owed by the Participant to the applicable Company. Being an active employee of the Company or an Affiliate on the day the bonus is paid is a condition precedent for each Participant to receive an Incentive Compensation Award unless otherwise set forth in an Executive’s employment agreement. Any Participants whose individual performance is unsatisfactory will not be paid an Incentive Compensation Award even if the financial targets are achieved by the Company. Incentive Compensation Awards will be paid prior to the end of the first quarter of each year.

14. Spendthrift Clause.

Except as may be otherwise required by law, no award or payment under this Plan will be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge, whether voluntary or involuntary, and no attempt so to anticipate, alienate, sell, transfer, assign, pledge, encumber or charge the same will be valid, nor will any such benefit or payment be in any way liable for or subject to debts, contracts, liabilities, engagements or torts of any person entitled to such benefit or payment, or subject to attachment, garnishment, levy, executive or other legal or equitable process.